Exhibit 5.1

[Jones Day Letterhead]

May 16, 2016

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

Re:	$250,000,000 of 2.100% Senior Notes due 2021 and
$500,000,000 of 2.450% Senior Notes due 2026 of Starbucks Corporation

Ladies and Gentlemen:

We are acting as counsel for Starbucks Corporation, a Washington corporation (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of the Company’s 2.100% Senior Notes due 2021 (the “2021 Notes”) and $500,000,000 aggregate principal amount of the Company’s 2.450% Senior Notes due 2026 (the “2026 Notes,” and together with the 2021 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated May 11, 2016 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Securities are being issued under the Indenture, dated as of August 23, 2007 (the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented, in respect of the 2021 Notes, by the Fifth Supplemental Indenture, dated as of February 4, 2016 (the “Fifth Supplemental Indenture”), and in respect of the 2026 Notes, by the Sixth Supplemental Indenture, dated as of May 16, 2016 (the “Sixth Supplemental Indenture” and, together with the Base Indenture and the Fifth Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Securities have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

Starbucks Corporation

May 16, 2016

In rendering the opinion set forth above, we have assumed that: (i) the Company is a corporation existing and in good standing under the laws of the State of Washington, (ii) the Securities and the Indenture have been (A) authorized by all necessary corporate action of the Company and (B) executed and delivered by the Company under the laws of the State of Washington and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Securities and the Indenture by the Company does not violate or conflict with the laws of the State of Washington or the terms and provisions of the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws.

The opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-190955) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day